The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.


SP Prudential U.S. Emerging Growth Portfolio

Supplement Dated August 31, 2005 to the
Prospectus and Statement of Additional Information Dated
May 1, 2005

On August 31, 2005, John P. Mullman replaced Susan B.
Hirsch as portfolio manager of the SP Prudential U.S.
Emerging Growth Portfolio (the Portfolio). The following amends the section of the prospectus entitled "How the Fund is Managed - Investment Subadvisers - Portfolio Managers" as it relates to the Portfolio:

John P. Mullman, CFA, is the portfolio manager of the Portfolio effective August 31, 2005. Mr. Mullman has final authority over all aspects of the Portfolio's investment portfolio, including but not limited to, purchases and sales of individual securities, portfolio construction, risk assessment, and management of cash flows. The portfolio manager for the Portfolio is supported by members of Jennison's research team, which is comprised of other research analysts and other investment professionals of Jennison. Team members provide research support and make securities recommendations and support the portfolio managers in all activities. Members of the team may change from time to time.

John P. Mullman is a Senior Vice President of Jennison. He has been in the investment business since 1987, when he joined Prudential. Prior to joining Jennison in August
2000, Mr. Mullman managed institutional portfolios with Prudential. He earned his B.A. from the College of the Holy
Cross and his M.B.A. from Yale University. He is also a member of The New York Society of Security Analysts, Inc.

The following information amends the subsections outlined below of the statement of additional information entitled
"INVESTMENT MANAGEMENT AND DISTRIBUTION ARRANGEMENTS - II.
Portfolio Managers" as it relates to the Portfolio:

A. Other Accounts Managed by Portfolio Managers.


SP Prudential   Jennison   1 Registered       3 Unregistered
6 Other
U.S. Emerging   John P.    Mutual Fund        Pooled Investment
Accounts**
Growth*         Mullman    with               Vehicle with
with
                           $505,624,000,      $483,317,000 in
$785,412,000
                           in total assets    assets under
in total




under management. management. assets under management.

* Information provided as of June 30, 2005. ** Other
Accounts excludes the assets and number of accounts in wrap fee programs that are managed using a model portfolio.

C. Portfolio Manager Securities Ownership.

SP Prudential U.S. John P. Mullman (Jennison) None
Emerging Growth